Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Korro Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Equity	Common Stock, $0.001 par value per share	Other	2,077,864 shares	$15.003	$31,174,193.59	$0.0001476	$4,601.31

Total Offering Amounts					$31,174,193.59		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$4,601.31

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on November 3, 2023, as reported on Nasdaq.